As filed with the Securities and Exchange Commission on February 10, 2017
Registration No. 333-04871
Registration No. 333-50012
Registration No. 333-48650
Registration No. 333-111530

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-04871
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-50012
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-48650
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-111530

UNDER THE SECURITIES ACT OF 1933

Tupperware Brands Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	36-4062333
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

14901 South Orange Blossom Trail Orlando, Florida	32837
(Address of Principal Executive Offices)	(Zip Code)

Tupperware Corporation 1996 Incentive Plan Tupperware Corporation 2000 Incentive Plan Management Stock Purchase Plan Tupperware Corporation 2002 Incentive Plan
(Full title of the plans)

Karen M. Sheehan Senior Vice President, General Counsel and Secretary Tupperware Brands Corporation 14901 South Orange Blossom Trail Orlando, Florida 32837 (407) 847-1917
(Name, Address and Telephone Number, Including Area Code of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☒ Accelerated filer ☐ Non-accelerated filer ☐ Smaller reporting company ☐
No additional securities are being registered. Registration fees were paid with the original filings of Registration Statement No. 333-04871 on May 31, 1996, Registration Statement No. 333-50012 on November 15, 2000, Registration Statement No. 333-48650 on October 26, 2000 and Registration Statement No. 333-111530 on December 23, 2003. No additional registration fees are required.

TERMINATION OF REGISTRATION
These Post-Effective Amendments relate to the following registration statements, filed by Tupperware Brands Corporation, a Delaware corporation (the “Company”), on Form S-8 (collectively, the “Registration Statements”) to deregister any and all securities that remain unsold under such Registration Statements:

•
Registration Statement No. 333-04871 registering 7,600,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), under the Tupperware Corporation 1996 Incentive Plan on May 31, 1996;

•	Registration Statement No. 333-50012 registering 4,000,000 shares of the Company’s Common Stock, par value $0.01 per share, under the Tupperware Corporation 2000 Incentive Plan on November 15, 2000;

•	Registration Statement No. 333-48650 registering 1,000,000 shares of the Company’s Common Stock, par value $0.01 per share, under the Management Stock Purchase Plan on October 26, 2000; and

•	Registration Statement No. 333-111530 registering 2,850,000 shares of the Company’s Common Stock, par value $0.01 per share, under the Tupperware Corporation 2002 Incentive Plan on December 23, 2003.
The Company is terminating the Registration Statements and deregistering the remaining securities registered but unsold under the Registration Statements, in accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any shares of the Company’s Common Stock that remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, as of February 10, 2017.

TUPPERWARE BRANDS CORPORATION

By:	/s/ Karen M. Sheehan
Karen M. Sheehan
Senior Vice President, General Counsel & Secretary